Exhibit 23

Consent of Independent Public Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110838, 333-105822, and 333-103196) of Ramp Corporation (formerly, Medix Resources, Inc.) of our report dated September 12, 2003, relating to the financial statements of The Duncan Group, Inc. d/b/a Frontline Physicians Exchange, which appears in this Form 8-K/A.

BDO Seidman, LLP

New York, New York

January  26 , 2004